CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 26, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 Annual Reports to Shareholders of Brandes Institutional International Equity Fund, Brandes Institutional Global Equity Fund, Brandes Institutional Emerging Markets Fund, Brandes Institutional Small Cap Equity Fund, Brandes Institutional Core Plus Fixed Income Fund, Brandes Credit Focus Yield Fund and Brandes Separately Managed Account Reserve Trust (each a series of Brandes Investment Trust), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
January 30, 2013